Exhibit 99.1

For immediate release

January 11, 2016

UNITED ONLINE ANNOUNCES THE APPOINTMENT OF JEFF GOLDSTEIN AS INTERIM CEO

WOODLAND HILLS, Calif.—(BUSINESS WIRE)—January 11, 2016—United Online, Inc. (Nasdaq: UNTD), a leading provider of consumer services and products over the Internet, today announced that its Board of Directors has appointed Jeff Goldstein as the Company’s Interim Chief Executive Officer, effective January 11, 2016.  In connection with Mr. Goldstein’s appointment, Howard Phanstiel has resigned as the Company’s Principal Executive Officer, effective January 10, 2016.  Mr. Phanstiel had been serving as Principal Executive Officer since November 18, 2015 and will continue to serve as a director and as Chairman of the Board.

“I am thrilled to have the opportunity to help support United Online on its comprehensive review of strategic alternatives,” said Mr. Goldstein. “We will continue executing on United Online’s business strategy with the goal of maximizing value for our shareholders.”

Mr. Goldstein brings over 20 years of highly relevant operational and industry experience to United Online.  He previously served as President of PriceGrabber, a leading e-commerce platform, from April 2013 through the sale of the Company to Connexity, Inc. in June 2015. Prior to PriceGrabber, he served as the President of BGT Capital Advisors, a consulting firm that provided strategic advisory services to online businesses. His prior corporate experience included senior management roles at Modern Luxury Media, Experian Interactive/LowerMyBills.com® and at IAC/Interactive Corp. Prior to IAC, he served as an investment banker at Lehman Brothers and began his career as a corporate attorney at Pillsbury, Madison & Sutro and Gibson, Dunn & Crutcher.  Mr. Goldstein graduated with a Bachelor of Arts in Economics from the University of California at Berkeley, received his J.D. from the Columbia University School of Law and received a Master’s of Business Administration from the European Institute of Business Administration (INSEAD).

“Mr. Goldstein’s significant operational and corporate strategy expertise, coupled with his experience in the technology and e-commerce sector, will be instrumental to United Online,” said United Online’s Chairman of the Board, Howard Phanstiel. “I am confident Mr. Goldstein will be successful in leading United Online to the next phase of its evolution in pursuit of shareholder value.”

About United Online®

United Online, Inc. (UNTD), through its operating subsidiaries, is a leading provider of consumer products and services over the Internet, where the company’s brands have attracted a large online audience that includes more than 40 million registered accounts. The Company’s primary Communications service is Internet access. The Company’s Commerce & Loyalty segment provides a complete web, browser and mobile shopper experience through a portfolio of apps, browser extensions and online portals and promotes commerce and other engagement from its loyalty marketing service. The Company’s Social Media segment provides social networking services and products. United Online is headquartered in Woodland Hills, CA, and operates through a global network of locations in the U.S., Germany, and India.

Investors:

Addo Communications

Kimberly Orlando, 310-829-5400

investors@untd.com

Media:

Abernathy MacGregor Group

Ian Campbell/James Lucas, 213-630-6550

or

Tom Johnson, 212-371-5999